EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Consolidated Water Co. Ltd. on Form S-8 (File No. 333-187261 and File No. 333-276483) of our report dated March 27, 2024, with respect to our audits of the consolidated financial statements of Consolidated Water Co. Ltd. as of December 31, 2023 and 2022 and for each of the years in the two year period then ended, which report is included in this Annual Report on Form 10-K of Consolidated Water Co. Ltd. for the year ended December 31, 2023.

/s/ Marcum LLP

West Palm Beach, Florida
March 27, 2024